State of Delaware
Secretary of State
Division of Corporations
Delivered 02:58 PM 09/29/2009
FILED 02:16 PM 09/29/2009
SRV 090893790 - 3313408 FILE

TRI-ISTHMUS GROUP, INC.

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

Tri-Isthmus Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST: that the Board of Directors of the Corporation, acting by unanimous written consent, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring the amendment to be advisable, and directing that the amendment be submitted to the stockholders of the Corporation for their consideration. The resolution setting forth the proposed amendment is as follows:

> RESOLVED, that the Board of Directors of the Corporation hereby adopts, approves and recommends a proposal to amend the Certificate of Incorporation of the Corporation to amend ARTICLE I thereto, as follows:
>
> "ARTICLE I
>
> The name of this Corporation is First Physicians Capital Group, Inc."

SECOND: that thereafter, the stockholders of the Corporation, which hold the necessary number of shares as required by statute, duly adopted and approved the amendment by unanimous written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware.

THIRD: that the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by David Hirschhorn, its Chief Executive Officer, as of September 29, 2009.

By: [signature]
David Hirschhorn
Chief Executive Officer